Exhibit 99.1

For Immediate Release	Contact Information
Thursday, February 9, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company to Present and Webcast At EnerCom's Oilservice Conference IV

     SAN ANTONIO -- Feb. 9, 2006 -- The Exploration Company (Nasdaq:TXCO) today announced Vice President and Chief Operating Officer James J. "Jeff" Bookout and Vice President-Capital Markets Roberto R. Thomae will update investors and analysts on its growth strategy at The Oilservice Conference™ IV, set for Feb. 16-17 in San Francisco.

     Mr. Bookout will make TXCO's presentation, scheduled to start at 3:35 p.m. PST (5:35 p.m. CST) Thursday, Feb. 16. It will be available live via the Internet on TXCO's Web site at www.txco.com/presentation.html and will be archived 30 days.

     Founded by EnerCom Inc. of Denver, the conference showcases more than two-dozen of the energy industry's leading service firms, producers and research analysts. It offers institutional investors and research analysts the opportunity to meet and discuss important, industry-related topics.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

     More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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